Exhibit 3.1
TENNESSEE VALLEY AUTHORITY ACT
AN ACT
To improve the navigability and to provide for the flood control of the Tennessee River; to provide for reforestation and the proper use of marginal lands in the Tennessee Valley; to provide for the agricultural and industrial development of said valley; to provide for the national defense by the creation of a corporation for the operation of Government properties at and near Muscle Shoals in the State of Alabama, and for other purposes.
Be it enacted by the Senate and House of Representatives of the United States of America in Congress assembled, That for the purpose of maintaining and operating the properties now owned by the United States in the vicinity of Muscle Shoals, Alabama, in the interest of the national defense and for agricultural and industrial development, and to improve navigation in the Tennessee River and to control the destructive flood water in the Tennessee River and Mississippi River Basins, there is hereby created a body corporate by the name of the “Tennessee Valley Authority” (hereinafter referred to as the “Corporation”). The Board of Directors first appointed shall be deemed the incorporator, and the incorporation shall be held to have been effected from the date of the first meeting of the Board. This Act may be cited as the “Tennessee Valley Authority Act of 1933.” [48 Stat. 58-59, 16 U.S.C. sec. 831]
     Sec. 2. MEMBERSHIP, OPERATION, AND DUTIES OF THE BOARD OF DIRECTORS.
     (a) MEMBERSHIP.—
          (1) APPOINTMENT.—The Board of Directors of the Corporation (referred to in this Act as the “Board”) shall be composed of 9 members appointed by the President by and with the advice and consent of the Senate, at least 7 of whom shall be a legal resident of the service area of the Corporation.
          (2) CHAIRMAN.—The members of the Board shall select 1 of the members to act as chairman of the Board.
     (b) QUALIFICATIONS.—To be eligible to be appointed as a member of the Board, an individual—
          (1) shall be a citizen of the United States;
          (2) shall have management expertise relative to a large for-profit or nonprofit corporate, government, or academic structure;
          (3) shall not be an employee of the Corporation;
          (4) shall make full disclosure to Congress of any investment or other financial interest that the individual holds in the energy industry; and
          (5) shall affirm support for the objectives and missions, of the Corporation, including being a national leader in technological innovation, low-cost power, and environmental stewardship.
     (c) RECOMMENDATIONS.—In appointing members of the Board, the President shall—
          (1) consider recommendations from such public officials as—
               (A) the Governors of States in the service area;
               (B) individual citizens;

               (C) business, industrial, labor, electric power distribution, environmental, civic, and service organizations; and
               (D) the congressional delegations of the States in the service area; and
          (2) seek qualified members from among persons who reflect the diversity, including the geographical diversity, and needs of the service area of the Corporation.
     (d) TERMS.—
          (1) IN GENERAL.—A member of the Board shall serve a term of 5 years. A member of the Board whose term has expired may continue to serve after the member’s term has expired until the date on which a successor takes office, except that the member shall not serve beyond the end of the session of Congress in which the term of the member expires.
          (2) VACANCIES.—A member appointed to fill a vacancy on the Board occurring before the expiration of the term for which the predecessor of the member was appointed shall be appointed for the remainder of that term.
     (e) QUORUM.—
          (1) IN GENERAL.—Five of the members of the Board shall constitute a quorum for the transaction of business.
          (2) VACANCIES.—A vacancy on the Board shall not impair the power of the Board to act.
     (f) COMPENSATION.—
          (1) IN GENERAL.—A member of the Board shall be entitled to receive—
               (A) a stipend of—
                    (i) $45,000 per year; or
                    (ii)(I) in the case of the chairman of any committee of the Board created by the Board, $46,000 per year; or
                         (II) in the case of the chairman of the Board, $50,000 per year; and
               (B) travel expenses, including per diem in lieu of subsistence, in the same manner as persons employed intermittently in Government service under section 5703 of title 5, United States Code.
          (2) ADJUSTMENTS IN STIPENDS.—The amount of the stipend under paragraph (1)(A)(i) shall be adjusted by the same percentage, at the same time and manner, and subject to the same limitations as are applicable to adjustments under section 5318 of title 5, United States Code.
     (g) DUTIES.—
          (1) IN GENERAL.—The Board shall—
               (A) establish the broad goals, objectives, and policies of the Corporation that are appropriate to carry out this Act;
               (B) develop long-range plans to guide the Corporation in achieving the goals, objectives, and policies of the Corporation and provide assistance to the chief executive officer to achieve those goals, objectives, and policies;
               (C) ensure that those goals, objectives, and policies are achieved;
               (D) approve an annual budget for the Corporation;
               (E) adopt and submit to Congress a conflict-of-interest policy applicable to members of the Board and employees of the Corporation;
               (F) establish a compensation plan for employees of the Corporation in accordance with subsection (i);

               (G) approve all compensation (including salary or any other pay, bonuses, benefits, incentives, and any other form of remuneration) of all managers and technical personnel that report directly to the chief executive officer (including any adjustment to compensation);
               (H) ensure that all activities of the Corporation are carried out in compliance with applicable law;
               (I) create an audit committee, composed solely of Board members independent of the management of the Corporation, which shall—
                    (i) in consultation with the inspector general of the Corporation, recommend to the Board an external auditor;
                    (ii) receive and review reports from the external auditor of the Corporation and inspector general of the Corporation; and
                    (iii) make such recommendations to the Board as the audit committee considers necessary;
               (J) create such other committees of Board members as the Board considers to be appropriate;
               (K) conduct such public hearings as it deems appropriate on issues that could have a substantial effect on—
                    (i) the electric ratepayers in the service area; or
                    (ii) the economic, environmental, social, or physical well-being of the people of the service area;
               (L) establish the electricity rates charged by the Corporation; and
               (M) engage the services of an external auditor for the Corporation.
          (2) MEETINGS.—The Board shall meet at least 4 times each year.
     (h) CHIEF EXECUTIVE OFFICER.—
          (1) APPOINTMENT.—The Board shall appoint a person to serve as chief executive officer of the Corporation.
          (2) QUALIFICATIONS.—
               (A) IN GENERAL.—To serve as chief executive officer of the Corporation, a person—
                    (i) shall have senior executive-level management experience in large, complex organizations;
                    (ii) shall not be a current member of the Board or have served as a member of the Board within 2 years before being appointed chief executive officer; and
                    (III) shall comply with the conflict-of-interest policy adopted by the Board.
               (B) EXPERTISE.—In appointing a chief executive officer, the Board shall give particular consideration to appointing an individual with expertise in the electric industry and with strong financial skills.
          (3) TENURE.—The chief executive officer shall serve at the pleasure of the Board.
     (i) COMPENSATION PLAN.—
          (1) IN GENERAL.—The Board shall approve a compensation plan that specifies all compensation (including salary or any other pay, bonuses, benefits, incentives, and any other form of remuneration) for the chief executive officer and employees of the Corporation.

          (2) ANNUAL SURVEY.—The compensation plan shall be based on an annual survey of the prevailing compensation for similar positions in private industry, including engineering and electric utility companies, publicly owned electric utilities, and Federal, State, and local governments.
          (3) CONSIDERATIONS.—The compensation plan shall provide that education, experience, level of responsibility, geographic differences, and retention and recruitment needs will be taken into account in determining compensation of employees.
          (4) POSITIONS AT OR BELOW LEVEL IV.—The chief executive officer shall determine the salary and benefits of employees whose annual salary is not greater than the annual rate payable for positions at level IV of the Executive Schedule under section 5315 of title 5, United States Code.
          (5) POSITIONS ABOVE LEVEL IV.—On the recommendation of the chief executive officer, the Board shall approve the salaries of employees whose annual salaries would be in excess of the annual rate payable for positions at level IV of the Executive Schedule under section 5315 of title 5, United States Code. [48 Stat. 59, as amended by 119 Stat. 2963-2966, 16 U.S.C. sec. 831a]
     Sec. 3.
     (a) APPOINTMENT BY THE CHIEF EXECUTIVE OFFICER.—The chief executive officer shall appoint, with the advice and consent of the Board, and without regard to the provisions of civil service laws applicable to officers and employees of the United States, such managers, assistant managers, officers, employees, attorneys, and agents, as are necessary for the transaction of the business of the Corporation.
     (b) WAGE RATES.—All contracts to which the Corporation is a party and which require the employment of laborers and mechanics in the construction, alteration, maintenance, or repair of buildings, dams, locks or other projects shall contain a provision that not less than the prevailing rate of wages for work of a similar nature prevailing in the vicinity shall be paid to such laborers or mechanics.
     In the event any dispute arises as to what are the prevailing rates of wages, the question shall be referred to the Secretary of Labor for determination, and his decision shall be final. In the determination of such prevailing rate or rates, due regard shall be given to those rates which have been secured through collective agreement by representatives of employers and employees.
     Where such work as is described in the two preceding paragraphs is done directly by the Corporation the prevailing rate of wages shall be paid in the same manner as though such work had been let by contract.
     Insofar as applicable, the benefits of the Act entitled “An Act to provide compensation for employees of the United States suffering injuries while in the performance of their duties, and for other purposes,” approved September 7, 1916 as amended, shall extend to persons given employment under the provisions of this Act. [48 Stat. 59-60, as amended by 86 Stat. 206 and 118 Stat.2966, 16 U.S.C. sec. 831b]
     Sec. 4. Except as otherwise specifically provided in this Act, the Corporation—
     (a) Shall have succession in its corporate name.
     (b) May sue and be sued in its corporate name.
     (c) May adopt and use a corporate seal, which shall be judicially noticed.
     (d) May make contracts, as herein authorized.
     (e) May adopt, amend, and repeal bylaws.

     (f) May purchase or lease and hold such real and personal property as it deems necessary or convenient in the transaction of its business, and may dispose of any such personal property held by it.
     The Board shall select a treasurer and as many assistant treasurers as it deems proper: Provided, That any member of said Board may be removed from office at any time by a concurrent resolution of the Senate and the House of Representatives.
     (g) Shall have such powers as may be necessary or appropriate for the exercise of the powers herein specifically conferred upon the Corporation.
     (h) Shall have power in the name of the United States of America to exercise the right of eminent domain, and in the purchase of any real estate or the acquisition of real estate by condemnation proceedings, the title to such real estate shall be taken in the name of the United States of America, and thereupon all such real estate shall be entrusted to the Corporation as the agent of the United States to accomplish the purposes of this Act.
     (i) Shall have power to acquire real estate for the construction of dams, reservoirs, transmission lines, power houses, and other structures, and navigation projects at any point along the Tennessee River, or any of its tributaries, and in the event that the owner or owners of such property shall fail and refuse to sell to the Corporation at a price deemed fair and reasonable by the Board, then the Corporation may proceed to exercise the right of eminent domain, and to condemn all property that it deems necessary for carrying out the purposes of this Act, and all such condemnation proceedings shall be had pursuant to the provisions and requirements hereinafter specified, with reference to any and all condemnation proceedings: Provided, That nothing contained herein or elsewhere in this Act shall be construed to deprive the Corporation of the rights conferred by the Act of February 26, 1931 (46 Stat. 1422, ch. 307, secs. 1 to 5, inclusive), as now compiled in section 258a to 258e, inclusive, of Title 40 of the United States Code.
     (j) Shall have power to construct such dams, and reservoirs, in the Tennessee River and its tributaries, as in conjunction with Wilson Dam, and Norris, Wheeler, and Pickwick Landing Dams, now under construction, will provide a nine-foot channel in the said river and maintain a water supply for the same, from Knoxville to its mouth, and will best serve to promote navigation on the Tennessee River and its tributaries and control destructive flood waters in the Tennessee and Mississippi River drainage basins; and shall have power to acquire or construct power houses, power structures, transmission lines, navigation projects, and incidental works in the Tennessee River and its tributaries, and to unite the various power installations into one or more systems by transmission lines. The directors of the Authority are hereby directed to report to Congress their recommendations not later than April 1, 1936, for the unified development of the Tennessee River system.
     (k) Shall have power in the name of the United States—
          (a) to convey by deed, lease, or otherwise, any real property in the possession of or under the control of the Corporation to any person or persons, for the purpose of recreation or use as a summer residence, or for the operation on such premises of pleasure resorts for boating, fishing, bathing, or any similar purpose;
          (b) to convey by deed, lease, or otherwise, the possession and control of any such real property to any corporation, partnership, person, or persons for the purpose of erecting thereon docks and buildings for shipping purposes or the manufacture or storage thereon of products for the purpose of trading or shipping in transportation: Provided, That no transfer authorized herein in (b) shall be made without the approval of Congress: And provided further, That said Corporation, without further action of Congress, shall have power to convey by deed, lease, or otherwise, to the Ingalls Shipbuilding Corporation, a tract or tracts of land at or near Decatur, Alabama; and to the Commercial Barge Lines, Inc., a tract or tracts of land at or near Guntersville, Alabama;
          (c) to transfer any part of the possession and control of the real estate now in possession of and under the control of said Corporation to any other department, agency, or instrumentality of the United States: Provided, however, That no land shall be conveyed, leased, or transferred, upon which there is located any permanent dam, hydroelectric power plant, or munitions plant heretofore or hereafter built by or for the United States or for the Authority, except that this prohibition shall not apply to the transfer of Nitrate Plant Numbered 1, at Muscle Shoals, Alabama, or to Waco Quarry: And provided further, That no transfer authorized herein in (a) or (c), except leases for terms of less than twenty years, shall be made without the approval of the President of the United States, if the property to be conveyed exceeds $500 in value; and
          (d) to convey by warranty deed, or otherwise, lands, easements, and rights-of-way to States, counties, municipalities, school districts, railroad companies, telephone, telegraph, water, and power companies, where any such conveyance is necessary in order to replace any such lands, easements, or rights-of-way to be flooded or destroyed as the result of the construction of any dam or reservoir now under construction by the Corporation, or subsequently authorized by Congress, and easements and rights-of-way upon which are located transmission or distribution lines. The Corporation shall have power to convey or lease Nitrate Plant Numbered 1, at Muscle Shoals, Alabama, and Waco Quarry, with the approval of the War Department and the President.
     (l) Shall have power to advise and cooperate in the readjustment of the population displaced by the construction of dams, the acquisition of reservoir areas, the protection of watersheds, the acquisition of rights-of-way, and other necessary acquisitions of land, in order to effectuate the purposes of the Act; and may cooperate with Federal, State, and local agencies to that end. [48 Stat. 60-61, as amended by 49 Stat. 1075, 1076, 1080, 55 Stat. 599, 86 Stat. 206, and 118 Stat.2966, 16 U.S.C. sec. 831c.]
     Sec. 4A. Law Enforcement.—(a) Designation of Law Enforcement Agents.—The Board may designate employees of the Corporation to act as law enforcement agents in the area of jurisdiction described in subsection (c).
     (b) Duties and Powers.—
          (1) Duties.—A law enforcement agent designated under subsection (a) shall maintain law and order and protect persons and property in the area of jurisdiction described in subsection (c) and protect property and officials and employees of the Corporation outside that area.
          (2) Powers.—In the performance of duties described in paragraph (1), a law enforcement agent designated under subsection (a) may—
               (A) make arrests without warrant for any offense against the United States committed in the agent’s presence, or for any felony cognizable under the laws of the United States if the agent has probable cause to believe that the person to be arrested has committed or is committing such a felony;

               (B) execute any warrant or other process issued by a court or officer of competent jurisdiction for the enforcement of any Federal law or regulation issued pursuant to law in connection with the investigation of an offense described in subparagraph (A);
               (C) conduct an investigation of an offense described in subparagraph (A) in the absence of investigation of the offense by any Federal law enforcement agency having investigative jurisdiction over the offense or with the concurrence of that agency; and
               (D) carry firearms in carrying out any activity described in subparagraph (A), (B), or (C).
     (c) Area of Jurisdiction.—A law enforcement agent designated under subsection (a) shall be authorized to exercise the law enforcement duties and powers described in subsection (b)—
          (1) on any lands or facilities owned or leased by the Corporation or within such adjoining areas in the vicinities of such lands or facilities as may be determined by the Board under subsection (e); and
          (2) on other lands or facilities—
               (A) when the person to be arrested is in the process of fleeing from such lands, facilities, or adjoining areas to avoid arrest;
               (B) in conjunction with the protection of property or officials or employees of the Corporation on or within lands or facilities other than those owned or leased by the Corporation; or
               (C) in cooperation with other Federal, State, or local law enforcement agencies.
     (d) Federal Investigative Jurisdiction and State Civil and Criminal Jurisdiction Not Preempted.—Nothing in this section shall be construed to—
          (1) limit or restrict the investigative jurisdiction of any Federal law enforcement agency; or
          (2) affect any right of a State or a political subdivision thereof to exercise civil and criminal jurisdiction on or within lands or facilities owned or leased by the Corporation.
     (e) Determination of Adjoining Areas.—
          (1) In General.—The Board shall determine and may from time-to-time modify the adjoining areas for each facility or particular area of land, or for individual categories of such facilities or lands, for the purposes of subsection (c)(1).
          (2) Notice.—A notice and description of each adjoining area determination or modification of a determination made under paragraph (1) shall be published in the Federal Register.
     (f) Qualifications and Training.—The Board, in consultation with the Attorney General, shall adopt qualification and training standards for law enforcement agents designated under subsection (a).
     (g) Relation to Other Law.—A law enforcement agent designated under subsection (a) shall not be considered to be a law enforcement officer of the United States for the purposes of any other law; and no law enforcement agent designated under subsection (a) or other employee of the Corporation shall receive an increase in compensation solely on account of this section.

     (h) Relationship With Attorney General.—The duties and powers of law enforcement agents designated under subsection (a) that are described in subsection (b) shall be exercised in accordance with guidelines approved by the Attorney General. [108 Stat. 2133-2135, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831c-3]
     Sec. 5. The Board is hereby authorized—
     (a) To contract with commercial producers for the production of such fertilizers or fertilizer materials as may be needed in the Government’s program of development and introduction in excess of that produced by Government plants. Such contracts may provide either for outright purchase of materials by the Board or only for the payment of carrying charges on special materials manufactured at the Board’s request for its program.
     (b) To arrange with farmers and farm organizations for large-scale practical use of the new forms of fertilizers under conditions permitting an accurate measure of the economic return they produce.
     (c) To cooperate with National, State, district, or county experimental stations or demonstration farms, with farmers, landowners, and associations of farmers or landowners, for the use of new forms of fertilizer or fertilizer practices during the initial or experimental period of their introduction, and for promoting the prevention of soil erosion by the use of fertilizers and otherwise.
     (d) The Board in order to improve and cheapen the production of fertilizer is authorized to manufacture and sell fixed nitrogen, fertilizer, and fertilizer ingredients at Muscle Shoals by the employment of existing facilities, by modernizing existing plants, or by any other process or processes that in its judgment shall appear wise and profitable for the fixation of atmospheric nitrogen or the cheapening of the production of fertilizer.
     (e) Under the authority of this Act the Board may make donations or sales of the product of the plant or plants operated by it to be fairly and equitably distributed through the agency of county demonstration agents, agricultural colleges, or otherwise as the Board may direct, for experimentation, education, and introduction of the use of such products in cooperation with practical farmers so as to obtain information as to the value, effect, and best methods of their use.
     (f) The Board is authorized to make alterations, modifications, or improvements in existing plants and facilities, and to construct new plants.
     (g) In the event it is not used for the fixation of nitrogen for agricultural purposes or leased, then the Board shall maintain in standby condition nitrate plant numbered 2, or its equivalent, for the fixation of atmospheric nitrogen, for the production of explosives in the event of war or a national emergency, until the Congress shall by joint resolution release the Board from this obligation, and if any part thereof be used by the Board for the manufacture of phosphoric acid or potash, the balance of nitrate plant numbered 2 shall be kept in standby condition.
     (h) To establish, maintain, and operate laboratories and experimental plants, and to undertake experiments for the purpose of enabling the Corporation to furnish nitrogen products for military purposes, and nitrogen and other fertilizer products for agricultural purposes in the most economical manner and at the highest standard of efficiency.
     (i) To request the assistance and advice of any officer, agent, or employee of any executive department or of any independent office of the United States, to enable the Corporation the better to carry out its power successfully, and as far as practicable shall utilize the services of such officers, agents, and employees, and the President shall, if in his opinion, the public interest, service, or economy so require, direct that such assistance, advice, and service be rendered to the Corporation, and any individual that may be by the President directed to render such assistance, advice, and service shall be thereafter subject to the orders, rules, and regulations of the Board: Provided, That any invention or discovery made by virtue of and incidental to such service by an employee of the Government of the United States serving under this section, or by any employee of the Corporation, together with any patents which may be granted thereon, shall be the sole and exclusive property of the Corporation, which is hereby authorized to grant such licenses thereunder as shall be authorized by the Board: Provided further, That the Board may pay to such inventor such sum from the income from sale of license as it may deem proper.
     (j) Upon the requisition of the Secretary of War or the Secretary of the Navy to manufacture for and sell at cost to the United States explosives or their nitrogenous content.
     (k) Upon the requisition of the Secretary of War the Corporation shall allot and deliver without charge to the War Department so much power as shall be necessary in the judgment of said Department for use in operation of all locks, lifts, or other facilities in aid of navigation.
     (l) To produce, distribute, and sell electric power, as herein particularly specified.
     (m) Repealed.
     (n) The President is authorized, within twelve months after the passage of this Act, to lease to any responsible farm organization or to any corporation organized by it nitrate plant numbered 2 and Waco Quarry, together with the railroad connecting said quarry with nitrate plant numbered 2, for a term not exceeding fifty years at a rental of not less than $1 per year, but such authority shall be subject to the express condition that the lessee shall use said property during the term of said lease exclusively for the manufacture of fertilizer and fertilizer ingredients to be used only in the manufacture of fertilizer by said lessee and sold for use as fertilizer. The said lessee shall covenant to keep said property in first-class condition, but the lessee shall be authorized to modernize said plant numbered 2 by the installation of such machinery as may be necessary, and is authorized to amortize the cost of said machinery and improvements over the term of said lease or any part thereof. Said lease shall also provide that the Board shall sell to the lessee power for the operation of said plant at the same schedule of prices that it charges all other customers for power of the same class and quantity. Said lease shall also provide that, if the said lessee does not desire to buy power of the publicly owned plant, it shall have the right to purchase its power for the operation of said plant of the Alabama Power Company or any other publicly or privately owned corporation engaged in the generation and sale of electric power, and in such case the lease shall provide further that the said lessee shall have a free right of way to build a transmission line over Government property to said plant paying the actual expenses and damages, if any, incurred by the Corporation on account of such line. Said lease shall also provide that the said lessee shall covenant that during the term of said lease the said lessee shall not enter into any illegal monopoly, combination, or trust with any privately owned corporation engaged in the manufacture, production, and sale of fertilizer with the object or effect of increasing the price of fertilizer to the farmer. [48 Stat. 61-63, as amended by

49 Stat. 1076, 66 Stat. 334, 73 Stat. 285, P.L. No. 94-412, sec. 501(d), and 118 Stat. 2966,16 U.S.C. sec. 831d]
     Sec. 6. In the appointment of officials and the selection of employees for said Corporation, and in the promotion of any such employees or officials, no political test or qualification shall be permitted or given consideration, but all such appointments and promotions shall be given and made on the basis of merit and efficiency. Any member of said Board who is found by the President of the United States to be guilty of a violation of this section shall be removed from office by the President of the United States, and any appointee of said Board who is found by the Board to be guilty of a violation of this section shall be removed from office by said Board. [48 Stat. 63, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831e]
     Sec. 7. In order to enable the Corporation to exercise the powers and duties vested in it by this Act—
     (a) The exclusive use, possession, and control of the United States nitrate plants numbered 1 and 2, including steam plants, located, respectively, at Sheffield, Alabama, and Muscle Shoals, Alabama, together with all real estate and buildings connected therewith, all tools and machinery, equipment, accessories, and materials belonging thereto, and all laboratories and plants used as auxiliaries thereto; the fixed-nitrogen research laboratory, the Waco limestone quarry, in Alabama, and Dam Numbered 2, located at Muscle Shoals, its power house, and all hydroelectric and operating appurtenances (except the locks), and all machinery, lands, and buildings in connection therewith, and all appurtenances thereof, and all other property to be acquired by the Corporation in its own name or in the name of the United States of America, are hereby entrusted to the Corporation for the purposes of this Act.
     (b) The President of the United States is authorized to provide for the transfer to the Corporation of the use, possession, and control of such other real or personal property of the United States as he may from time to time deem necessary and proper for the purposes of the Corporation as herein stated. [48 Stat. 63, 16 U.S.C. sec. 831f]
     Sec. 8. (a) The Corporation shall maintain its principal office in the immediate vicinity of Muscle Shoals, Alabama. The Corporation shall be held to be an inhabitant and resident of the northern judicial district of Alabama within the meaning of the laws of the United States relating to the venue of civil suits.
     (b) The Corporation shall at all times maintain complete and accurate books of accounts.
     (c) Each member of the Board, before entering upon the duties of his office, shall subscribe to an oath (or affirmation) to support the Constitution of the United States and to faithfully and impartially perform the duties imposed upon him by this Act. [48 Stat. 63, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831g]
     Sec. 9. (a) The Board shall file with the President and with the Congress, in March of each year, a financial statement and a complete report as to the business of the Corporation covering the preceding governmental fiscal year. This report shall include an itemized statement of the cost of power at each power station, the total number of employees and the names, salaries, and duties of those receiving compensation at the rate of more than $1,500 a year.
     (b) All purchases and contracts for supplies or services, except for personal services, made by the Corporation, shall be made after advertising, in such manner and at such times sufficiently in advance of opening bids, as the Board shall determine to be adequate to insure notice and opportunity for competition: Provided, That advertisement shall not be required when, (1) an emergency requires immediate delivery of the supplies or performance of the services; or (2) repair parts, accessories, supplemental equipment, or services are required for supplies or services previously furnished or contracted for; or (3) the aggregate amount involved in any purchase of supplies or procurement of services does not exceed $25,000; in which cases such purchases of supplies or procurement of services may be made in the open market in the manner common among businessmen: Provided further, That in comparing bids and in making awards the Board may consider such factors as relative quality and adaptability of supplies or services, the bidder’s financial responsibility, skill, experience, record of integrity in dealing, ability to furnish repairs and maintenance services, the time of delivery or performance offered, and whether the bidder has complied with the specifications.
     (c) AUDITS.—The Comptroller General of the United States shall audit the transactions of the Corporation at such times as he shall determine, but not less frequently than once each governmental fiscal year, with personnel of his selection. In such connection he and his representatives shall have free and open access to all papers, books, records, files, accounts, plants, warehouse, offices, and all other things, property, and places belonging to or under the control of or used or employed by the Corporation, and shall be afforded full facilities for counting all cash and verifying transactions with and balances in depositories. He shall make report of each such audit in quadruplicate, one copy for the President of the United States, one for the chairman of the Board, one for public inspection at the principal office of the Corporation, and the other to be retained by him for the uses of the Congress: Provided, That such report shall not be made until the Corporation shall have had reasonable opportunity to examine the exceptions and criticisms of the Comptroller General or the General Accounting Office, to point out errors therein, explain or answer the same, and to file a statement which shall be submitted by the Comptroller General with his report. The expenses for each such audit shall be paid from any appropriation or appropriations for the General Accounting Office, and such part of such expenses as may be allocated to the cost of generating, transmitting, and distributing electric energy shall be reimbursed promptly by the Corporation as billed by the Comptroller General.
     Nothing in this Act shall be construed to relieve the Treasurer or other accountable officers or employees of the Corporation from compliance with the provisions of existing law requiring the rendition of accounts for adjustment and settlement pursuant to section 236, Revised Statutes, as amended by section 305 of the Budget and Accounting Act, 1921 (42 Stat. 24), and accounts for all receipts and disbursements by or for the Corporation shall be rendered accordingly: Provided, That, subject only to the provisions of the Tennessee Valley Authority Act of 1933, as amended, the Corporation is authorized to make such expenditures and to enter into such contracts, agreements, and arrangements, upon such terms and conditions and in such manner as it may deem necessary, including the final settlement of all claims and litigation by or against the Corporation; and, notwithstanding the provisions of any other law governing the expenditure of public funds, the General Accounting Office, in the settlement of the accounts of the Treasurer or other accountable officer or employee of the Corporation, shall not disallow credit for, nor withhold funds because of, any expenditure which the Board shall determine to have been necessary to carry out the provisions of said Act.
     (d) ADMINISTRATIVE ACCOUNTS AND BUSINESS DOCUMENTS.—The Corporation shall determine its own system of administrative accounts and the forms and contents of its contracts and other business documents except as otherwise provided in the Tennessee Valley Authority Act of 1933, as amended. [48 Stat. 63-64, as amended by 49 Stat. 1080, 55 Stat. 775, 68 Stat. 968, 88 Stat. 390, 90 Stat. 377, 97 Stat. 1332, and 118 Stat. 2966-2967, 16 U.S.C. sec. 831h]
     Sec. 9a. The Board is hereby directed in the operation of any dam or reservoir in its possession and control to regulate the stream flow primarily for the purposes of promoting navigation and controlling floods. So far as may be consistent with such purposes, the Board is authorized to provide and operate facilities for the generation of electric energy at any such dam for the use of the Corporation and for the use of the United States or any agency thereof, and the Board is further authorized, whenever an opportunity is afforded, to provide and operate facilities for the generation of electric energy in order to avoid the waste of water power, to transmit and market such power as in this Act provided, and thereby, so far as may be practicable, to assist in liquidating the cost or aid in the maintenance of the projects of the Authority. [49 Stat. 1076, as amended by 118 Stat. 2966,16 U.S.C. sec. 831h-1]
     Sec. 10. The Board is hereby empowered and authorized to sell the surplus power not used in its operations, and for operation of locks and other works generated by it, to States, counties, municipalities, corporations, partnerships, or individuals, according to the policies hereinafter set forth; and to carry out said authority, the Board is authorized to enter into contracts for such sale for a term not exceeding twenty years, and in the sale of such current by the Board it shall give preference to States, counties, municipalities, and cooperative organizations of citizens or farmers, not organized or doing business for profit, but primarily for the purpose of supplying electricity to its own citizens or members; Provided, That all contracts made with private companies or individuals for the sale of power, which power is to be resold for a profit, shall contain a provision authorizing the Board to cancel said contract upon five years’ notice in writing, if the Board needs said power to supply the demands of States, counties, or municipalities. In order to promote and encourage the fullest possible use of electric light and power on farms within reasonable distance of any of its transmission lines the Board in its discretion shall have power to construct transmission lines to farms and small villages that are not otherwise supplied with electricity at reasonable rates, and to make such rules and regulations governing such sale and distribution of such electric power as in its judgment may be just and equitable: Provided further, That the Board is hereby authorized and directed to make studies, experiments, and determinations to promote the wider and better use of electric power for agricultural and domestic use, or for small or local industries, and it may cooperate with State governments, or their subdivisions or agencies, with educational or research institutions, and with cooperatives or other organizations, in the application of electric power to the fuller and better balanced development of the resources of the region: Provided further, That the Board is authorized to include in any contract for the sale of power such terms and conditions, including resale rate schedules, and to provide for such rules and regulations as in its judgment may be necessary or desirable for carrying out the purposes of this Act, and in case the purchaser shall fail to comply with any such terms and conditions, or violate any such rules and regulations, said contract may provide that it shall be voidable at the election of the Board: Provided further, That in order to supply farms and small villages with electric power directly as contemplated by this section, the Board in its discretion shall have power to acquire existing electric facilities used in serving such farms and small villages: And provided further, That the terms “States,” “counties,” and “municipalities” as used in this Act shall be construed to include the public agencies of any of them unless the context requires a different construction. [48 Stat. 64, as amended by 49 Stat. 1076 and 118 Stat. 2966, 16 U.S.C. sec. 831i]
     Sec. 11. It is hereby declared to be the policy of the Government so far as practical to distribute and sell the surplus power generated at Muscle Shoals equitably among the States, counties, and municipalities within transmission distance. This policy is further declared to be that the projects herein provided for shall be considered primarily as for the benefit of the people of the section as a whole and particularly the domestic and rural consumers to whom the power can economically be made available, and accordingly that sale to and use by industry shall be a secondary purpose, to be utilized principally to secure a sufficiently high load factor and revenue returns which will permit domestic and rural use at the lowest possible rates and in such manner as to encourage increased domestic and rural use of electricity. It is further hereby declared to be the policy of the Government to utilize the Muscle Shoals properties so far as may be necessary to improve, increase, and cheapen the production of fertilizer ingredients by carrying out the provisions of this Act. [48 Stat. 65, 16 U.S.C. sec. 831j]
     Sec. 12. In order to place the Board upon a fair basis for making such contracts and for receiving bids for the sale of such power, it is hereby expressly authorized, either from appropriations made by Congress or from funds secured from the sale of such power, or from funds secured by the sale of bonds hereafter provided for, to construct, lease, purchase, or authorize the construction of transmission lines within transmission distance from the place where generated, and to interconnect with other systems. The Board is also authorized to lease to any person, persons, or corporation the use of any transmission line owned by the Government and operated by the Board, but no such lease shall be made that in any way interferes with the use of such transmission lines by the Board: Provided, That if any State, county, municipality, or other public or cooperative organization of citizens or farmers, not organized or doing business for profit but primarily for the purpose of supplying electricity to its own citizens or members, or any two or more of such municipalities or organizations, shall construct or agree to construct and maintain a properly designed and built transmission line to the Government reservation upon which is located a Government generating plant, or to a main transmission line owned by the Government or leased by the Board and under the control of the Board, the Board is hereby authorized and directed to contract with such State, county, municipality, or other organization, or two or more of them, for the sale of electricity for a term not exceeding thirty years; and in any such case the Board shall give to such State, county, municipality, or other organization ample time to fully comply with any local law now in existence or hereafter enacted providing for the necessary legal authority for such State, county, municipality, or other organization to contract with the Board for such power. Provided further, That all contracts entered into between the Corporation and any municipality or other political subdivision or cooperative organization shall provide that the electric power shall be sold and distributed to the ultimate consumer without discrimination as between consumers of the same class, and such contract shall be voidable at the election of the Board if a discriminatory rate, rebate, or other special concession is made or given to any consumer or user by the municipality or other political subdivision or cooperative organization: And provided further, That as to any surplus power not so sold as above provided to States, counties, municipalities, or other said organizations, before the Board shall sell the same to any person or corporation engaged in the distribution and resale of electricity for profit, it shall require said person or corporation to agree that any resale of such electric power by said person or corporation shall be made to the ultimate consumer of such electric power at prices that shall not exceed a schedule fixed by the Board from time to time as reasonable, just, and fair; and in case of any such sale, if an amount is charged the ultimate consumer which is in excess of the price so deemed to be just, reasonable, and fair by the Board, the contract for such sale between the Board and such distributor of electricity shall be voidable at the election of the Board: And provided further, That the Board is hereby authorized to enter into contracts with other power systems for the mutual exchange of unused excess power upon suitable terms, for the conservation of stored water, and as an emergency or breakdown relief. [48 Stat. 65-66, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831k]
     Sec. 12a. In order (1) to facilitate the disposition of the surplus power of the Corporation according to the policies set forth in this Act; (2) to give effect to the priority herein accorded to States, counties, municipalities, and nonprofit organizations in the purchase of such power by enabling them to acquire facilities for the distribution of such power; and (3) at the same time to preserve existing distribution facilities as going concerns and avoid duplication of such facilities, the Board is authorized to advise and cooperate with and assist, by extending credit for a period of not exceeding five years to States, counties, municipalities and non-profit organizations situated within transmission distance from any dam where such power is generated by the Corporation in acquiring, improving, and operating (a) existing distribution facilities and incidental works, including generating plants; and (b) interconnecting transmission lines; or in acquiring any interest in such facilities, incidental works, and lines. [49 Stat. 1076-1077, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831k-1]
     Sec. 13. In order to render financial assistance to those States and local governments in which the power operations of the Corporation are carried on and in which the Corporation has acquired properties previously subject to State and local taxation, the Board is authorized and directed to pay to said States, and the counties therein, for each fiscal year, beginning July 1, 1940, the following percentages of the gross proceeds derived from the sale of power by the Corporation for the preceding fiscal year as hereinafter provided, together with such additional amounts as may be payable pursuant to the provisions hereinafter set forth, said payments to constitute a charge against the power operations of the Corporation: For the fiscal year (beginning July 1, 1940, 10 per centum; 1941, 9 per centum; 1942, 8 per centum; 1943, 7-1/2 per centum; 1944, 7 per centum; 1945, 6-1/2 per centum; 1946, 6 per centum; 1947, 5-1/2 per centum; 1948 and each fiscal year thereafter, 5 per centum. “Gross proceeds,” as used in this section, is defined as the total gross proceeds derived by the Corporation from the sale of power for the preceding fiscal year, excluding power used by the

Corporation or sold or delivered to any other department or agency of the Government of the United States for any purpose other than the resale thereof. The payments herein authorized are in lieu of taxation, and the Corporation, its property, franchises and income, are hereby expressly exempted from taxation in any manner or form by any State, county, municipality, or any subdivision or district thereof.
     The payment for each fiscal year shall be apportioned among said States in the following manner: One-half of said payment shall be apportioned by paying to each State the percentage thereof which the gross proceeds of the power sales by the Corporation within said State during the preceding fiscal year bears to the total gross proceeds from all power sales by the Corporation during the preceding fiscal year; the remaining one-half of said payment shall be apportioned by paying to each State the percentage thereof which the book value of the power property held by the Corporation within said State at the end of the preceding fiscal year bears to the total book value of all such property held by the Corporation on the same date. The book value of power property shall include that portion of the investment allocated or estimated to be allocable to power: Provided, That the minimum annual payment to each State (including payments to counties therein) shall not be less than an amount equal to the two-year average of the State and local ad valorem property taxes levied against power property purchased and operated by the Corporation in said State and against that portion of reservoir lands related to dams constructed by or an behalf of the United States Government and held or operated by the Corporation and allocated or estimated to be allocable to power. The said two-year average shall be calculated for the last two years during which said property was privately owned and operated or said land was privately owned: Provided further, That the minimum annual payment to each State in which the Corporation owns and operates power property (including payments to counties therein) shall not be less than $10,000 in any case: Provided further, That the corporation shall pay directly to the respective counties the two-year average of county ad valorem property taxes (including taxes levied by taxing districts within the respective counties) upon power property and reservoir lands allocable to power, determined as above provided, and all payments to any such county within a State shall be deducted from the payment otherwise due to such State under the provisions of this section. The determination of the Board of the amounts due hereunder to the respective States and counties shall be final.
     The payments above provided shall in each case be made to the State or county in equal monthly installments beginning not later than July 31, 1940.
     Nothing herein shall be construed to limit the authority of the Corporation in its contracts for the sale of power to municipalities, to permit or provide for the resale of power at rates which may include an amount to cover tax-equivalent payments to the municipality in lieu of State, county, and municipal taxes upon any distribution system or property owned by the municipality, or any agency thereof, conditioned upon a proper distribution by the municipality of any amounts collected by it in lieu of State or county taxes upon any such distribution system or property; it being the intention of Congress that either the municipality or the State in which the municipality is situated shall provide for the proper distribution to the State and county of any portion of tax equivalent so collected by the municipality in lieu of State or county taxes upon any such distribution system or property.

     The Corporation shall, not later than January 1, 1945, submit to the Congress a report on the operation of the provisions of this section, including a statement of the distribution to the various States and counties hereunder; the effect of the operation of the provisions of this section on State and local finances; an appraisal of the benefits of the program of the Corporation to the States and counties receiving payments hereunder, and the effect of such benefits in increasing taxable values within such States and counties; and such other date, information, and recommendations as may be pertinent to future legislation. [48 Stat. 66, as amended by 54 Stat. 626-627 and 118 Stat. 2966, 16 U.S.C. sec. 831l]
     Sec. 14. The Board shall make a thorough investigation as to the present value of Dam Numbered 2, and the steam plants at nitrate plant numbered 1, and nitrate plant numbered 2, and as to the cost of Cove Creek Dam, for the purpose of ascertaining how much of the value or the cost of said properties shall be allocated and charged up to (1) flood control, (2) navigation, (3) fertilizer, (4) national defense, and (5) the development of power. The findings thus made by the Board, when approved by the President of the United States, shall be final, and such findings shall thereafter be used in all allocation of value for the purpose of keeping the book value of said properties. In like manner, the cost and book value of any dams, steam plants, or other similar improvements hereafter constructed and turned over to said Board for the purpose of control and management shall be ascertained and allocated.
     The Board shall on or before January 1, 1937, file with Congress a statement of its allocation of the value of all such properties turned over to said Board, and which have been completed prior to the end of the preceding fiscal year, and shall thereafter in its annual report to Congress file a statement of its allocation of the value of such properties as have been complete during the preceding fiscal year.
     For the purpose of accumulating data useful to the Congress in the formulation of legislative policy in matters relating to the generation, transmission, and distribution of electric energy and the production of chemicals necessary to national defense and useful in agriculture, and to the Federal Power Commission and other Federal and State agencies, and to the public, the Board shall keep complete accounts of its costs of generation, transmission, and distribution of electric energy and shall keep a complete account of the total cost of generating and transmission facilities constructed or otherwise acquired by the Corporation, and of producing such chemicals, and a description of the major components of such costs according to such uniform system of accounting for public utilities as the Federal Power Commission has, and if it has none, then it is hereby empowered and directed to prescribe such uniform system of accounting, together with records of such other physical data and operating statistics of the Authority as may be helpful in determining the actual cost and value of services, and the practices, methods, facilities, equipment, appliances, and standards and sizes, types, location, and geographical and economic integration of plants and systems best suited to promote the public interest, efficiency, and the wider and more economical use of electric energy. Such data shall be reported to the Congress by the Board from time to time with appropriate analyses and recommendations, and, so far as practicable, shall be made available to the Federal Power Commission and other Federal and State agencies which may be concerned with the administration of legislation relating to the generation, transmission, or distribution of electric energy and chemicals useful to agriculture. It is hereby declared to be the policy of this Act that, in order, as soon as practicable, to make the power projects self-supporting and self-liquidating, the surplus power shall be sold at rates which, in the opinion of the Board, when applied to the normal capacity of the Authority’s power facilities, will produce gross revenues in excess of the cost of production of said power and in addition to the statement of the cost of power at each power station as required by section 9(a) of the “Tennessee Valley Act of 1933,” the Board shall file with each annual report, a statement of the total cost of all power generated by it at all power stations during each year, the average cost of such power per kilowatt hour, the rates at which sold, and to whom sold, and copies of all contracts for the sale of power. [48 Stat. 66, as amended by 49 Stat. 1077 and 118 Stat. 2966, 16 U.S.C. sec. 831m]
     Sec. 15. In the construction of any future dam, steam plant, or other facility, to be used in whole or in part for the generation or transmission of electric power the Board is hereby authorized and empowered to issue on the credit of the United States and to sell serial bonds not exceeding $50,000,000 in amount, having a maturity not more than fifty years from the date of issue thereof, and bearing interest not exceeding 3-1/2 per centum per annum. Said bonds shall be issued and sold in amounts and prices approved by the Secretary of the Treasury, but all such bonds as may be so issued and sold shall have equal rank. None of said bonds shall be sold below par, and no fee, commission, or compensation whatever shall be paid to any person, firm, or corporation for handling, negotiating the sale, or selling the said bonds. All of such bonds so issued and sold shall have all the rights and privileges accorded by law to Panama Canal bonds, authorized by section 8 of the Act of June 28, 1902, chapter 1302, as amended by the Act of December 21, 1905 (ch. 3, sec. 1, 34 Stat. 5), as now compiled in section 743 of title 31 of the United States Code. All funds derived from the sale of such bonds shall be paid over to the Corporation. [48 Stat. 66-67, as amended by 118 Stat. 2966,16 U.S.C. sec. 831n]
     Sec. 15a. With the approval of the Secretary of the Treasury, the Corporation is authorized to issue bonds not to exceed in the aggregate $50,000,000 outstanding at any one time, which bonds may be sold by the Corporation to obtain funds to carry out the provisions of section 12a of this Act. Such bonds shall be in such forms and denominations, shall mature within such periods not more than fifty years from the date of their issue, may be redeemable at the option of the Corporation before maturity in such manner as may be stipulated therein, shall bear such rates of interest not exceeding 3-1/2 per centum per annum, shall be subject to such terms and conditions, shall be issued in such manner and amount, and sold at such prices, as may be prescribed by the Corporation, with the approval of the Secretary of the Treasury: Provided, That such bonds shall not be sold at such prices or on such terms as to afford an investment yield to the holders in excess of 3-1/2 per centum per annum. Such bonds shall be fully and unconditionally guaranteed both as to interest and principal by the United States, and such guaranty shall be expressed on the face thereof, and such bonds shall be lawful investments, and may be accepted as security for all fiduciary, trust, and public funds, the investment or deposit of which shall be under the authority or control of the United States or any officer or officers thereof. In the event that the Corporation should not pay upon demand, when due, the principal of, or interest on, such bonds, the Secretary of the Treasury shall pay to the holder the amount thereof, which is hereby authorized to be appropriated out of any moneys in the Treasury not otherwise appropriated, and thereupon to the extent of the amount so paid the Secretary of the Treasury shall succeed to all the rights of the holders of such bonds. The Secretary of the Treasury, in his discretion, is authorized to purchase any bonds issued hereunder, and for such purpose the Secretary of the Treasury is authorized to use as a public-debt transaction the proceeds from the sale of any securities hereafter issued under the Second Liberty Bond Act, as amended, and the purposes for which securities may be issued under such Act, as amended, are extended to include any purchases of the Corporation’s bonds hereunder. The Secretary of the Treasury may, at any time, sell any of the bonds of the Corporation acquired by him under this section. All redemptions, purchases, and sales by the Secretary of the Treasury of the bonds of the Corporation shall be treated as public-debt transactions of the United States. With the approval of the Secretary of the Treasury, the Corporation shall have power to purchase such bonds in the open market at any time and at any price. No bonds shall be issued hereunder to provide funds or bonds necessary for the performance of any proposed contract negotiated by the Corporation under the authority of section 12a of this Act until the proposed contract shall have been submitted to and approved by the Federal Power Commission. When any such proposed contract shall have been submitted to the said Commission, the matter shall be given precedence and shall be in every way expedited and the Commission’s determination of the matter shall be final. The authority of the Corporation to issue bonds hereunder shall expire at the end of five years from the date when this section as amended herein becomes law, except that such bonds may be issued at any time after the expiration of said period to provide bonds or funds necessary for the performance of any contract entered into by the Corporation, prior to the expiration of said period, under the authority of section 12a of this Act. [49 Stat. 1078, 16 U.S.C. sec. 831n-1]
     Sec. 15b. No bonds shall be issued by the Corporation after the date of enactment of this section under section 15 or section 15a. [53 Stat. 1083, 16 U.S.C. sec. 831n-2]
     Sec. 15c. With the approval of the Secretary of the Treasury the Corporation is authorized, after the date of enactment of this section, to issue bonds not to exceed in the aggregate $61,500,000. Such bonds may be sold by the Corporation to obtain funds which may be used for the following purposes only:
          (1) Not to exceed $46,000,000 may be used for the purchase of electric utility properties of the Tennessee Electric Power Company and Southern Tennessee Power Company as contemplated in the contract between the Corporation and the Commonwealth and Southern Corporation and others, dated as of May 12, 1939.
          (2) Not to exceed $6,500,000 may be used for the purchase and rehabilitation of electric utility properties of the Alabama Power Company and Mississippi Power Company in the following named counties in northern Alabama and northern Mississippi: The counties of Jackson, Madison, Limestone, Lauderdale, Colbert, Lawrence, Morgan, Marshall, DeKalb, Cherokee, Cullman, Winston, Franklin, Marion, and Lamar in northern Alabama, and the counties of Calhoun, Chickasaw, Monroe, Clay, Lowndes, Oktibbeha, Choctaw, Webster, Noxubee, Winston, Neshoba, and Kemper in northern Mississippi.
          (3) Not to exceed $3,500,000 may be used for rebuilding, replacing, and repairing electric utility properties purchased by the Corporation in accordance with the foregoing provisions of this section.

          (4) Not to exceed $3,500,000 may be used for constructing electric transmission lines, substations, and other electrical facilities necessary to connect the electric utility properties purchased by the Corporation in accordance with the foregoing provisions of this section with the electric power system of the Corporation.
          (5) Not to exceed $2,000,000 may be used for making loans under section 12a to States, counties, municipalities, and nonprofit organizations to enable them to purchase any electric utility properties referred to in the contract between the Corporation and the Commonwealth and Southern Corporation and others, dated as of May 12, 1939, or any electric utility properties of the Alabama Power Company or Mississippi Power Company in any of the counties in northern Alabama or northern Mississippi named in paragraph (2).
          The Corporation shall file with the President and with the Congress in December of each year a financial statement and complete report as to the expenditure of funds derived from the sale of bonds under this section covering the period not covered by an such previous statement or report. Such bonds shall be in such forms and denominations, shall mature within such periods not more than fifty years from the date of their issue, may be redeemable at the option of the Corporation before maturity in such manner as may be stipulated therein, shall bear such rates of interest not exceeding 3-1/2 per centum per annum, shall be subject to such terms and conditions, shall be issued in such manner and amount, and sold at such prices, as may be prescribed by the Corporation with the approval of the Secretary of the Treasury: Provided, That such bonds shall not be sold at such prices or on such terms as to afford an investment yield to the holders in excess of 3-1/2 per centum per annum. Such bonds shall be fully and unconditionally guaranteed both as to interest and principal by the United States, and such guaranty shall be expressed on the face thereof, and such bonds shall be lawful investments, and may be accepted as security for fiduciary, trust, and public funds, the investment or deposit of which shall be under the authority or control of the United States or any officer or officers thereof. In the event that the Corporation should not pay upon demand when due, the principal of, or interest on, such bonds, the Secretary of the Treasury shall pay to the holder the amount thereof, which is hereby authorized to be appropriated out of any moneys in the Treasury not otherwise appropriated, and thereupon to the extent of the amount so paid the Secretary of the Treasury shall succeed to all the rights of the holders of such bonds. The Secretary of the Treasury, in his discretion, is authorized to purchase any bonds issued hereunder, and for such purpose the Secretary of the Treasury is authorized to use as a public-debt transaction the proceeds from the sale of any securities hereafter issued under the Second Liberty Bond Act, as amended, and the purposes for which securities may be issued under such Act, as amended, are extended to include any purchases of the Corporation’s bonds hereunder. The Secretary of the Treasury may, at any time, sell any of the bonds of the Corporation acquired by him under this section. All redemptions, purchases, and sales by the Secretary of the Treasury of the bonds of the Corporation shall be treated as public-debt transactions of the United States. With the approval of the Secretary of the Treasury, the Corporation shall have power to purchase such bonds in the open market at any time and at any price. None of the proceeds of the bonds shall be used for the performance of any proposed contract negotiated by the Corporation under the authority of section 12a of this Act until the proposed contract shall have been submitted to and approved by the Federal Power Commission. When any such proposed contract shall have been submitted to the said Commission, the matter shall be given precedence and shall be in every way expedited and the Commission’s determination of the matter shall be final. The authority of the Corporation to issue bonds under this section shall expire January 1, 1941, except that if at the time such authority expires the amount of bonds issued by the Corporation under this section is less than $61,500,000, the Corporation may, subject to the foregoing provisions of this section, issue, after the expiration of such period, bonds in an amount not in excess of the amount by which the bonds so issued prior to the expiration of such period is less than $61,500,000 for refunding purposes, or, subject to the provisions of paragraph (5) of this section (limiting the purposes for which loans under section 12a of funds derived from bond proceeds may be made) to provide funds found necessary in the performance of any contract entered into by the Corporation prior to the expiration of such period, under the authority of section 12a. [53 Stat. 1083-1085, 16 U.S.C. sec. 831n-3]
          Sec. 15d. (a) The Corporation is authorized to issue and sell bonds, notes and other evidences of indebtedness (hereinafter collectively referred to as “bonds”) in an amount not exceeding $30,000,000,000 outstanding at any one time to assist in financing its power program and to refund such bonds. The Corporation may, in performing functions authorized by this Act, use the proceeds of such bonds for the construction, acquisition, enlargement, improvement, or replacement of any plant or other facility used or to be used for the generation or transmission of electric power (including the portion of any multiple-purpose structure used or to be used for power generation); as may be required in connection with the lease, lease-purchase, or any contract for the power output of any such plant or other facility; and for other purposes incidental thereto. Unless otherwise specifically authorized by Act of Congress the Corporation shall make no contracts for the sale or delivery of power which would have the effect of making the Corporation or its distributors, directly or indirectly, a source of power supply outside the area for which the Corporation or its distributors were the primary source of power supply on July 1, 1957, and such additional area extending not more than five miles around the periphery of such area as may be necessary to care for the growth of the Corporation and its distributors within said area: Provided, however, That such additional area shall not in any event increase by more than 2-1/2 per centum (or two thousand square miles, whichever is the lesser) the area for which the Corporation and its distributors were the primary source of power supply on July 1, 1957; And provided further, That no part of such additional area may be in a State not now served by the Corporation or its distributors or in a municipality receiving electric service from another source on or after July 1, 1957, and no more than five hundred square miles of such additional area may be in any one State now served by the Corporation or its distributors.
          Nothing in this subsection shall prevent the Corporation or its distributors from supplying electric power to any customer within any area in which the Corporation or its distributors had generally established electric service on July 1, 1957, and to which electric service was not being supplied from any other source on the effective date of this Act.
          Nothing in this subsection shall prevent the Corporation, when economically feasible, from making exchange power arrangements with other power-generating organizations with which the Corporation had such arrangements on July 1, 1957, nor prevent the Corporation from continuing to supply power to Dyersburg, Tennessee, and Covington, Tennessee, or from entering into contracts to supply or from supplying power to the cities of Paducah, Kentucky; Princeton, Kentucky; Glasgow, Kentucky; Fulton, Kentucky; Monticello, Kentucky; Hickman, Kentucky; Chickamauga, Georgia; Ringgold, Georgia; Oak Ridge, Tennessee; and South Fulton, Tennessee; or agencies thereof; or from entering into contracts to supply or from supplying power for the Naval Auxiliary Air Station in Lauderdale and Kemper Counties, Mississippi, through the facilities of the East Mississippi Electric Power Association: Provided further, That nothing herein contained shall prevent the transmission of TVA power to the Atomic Energy Commission or the Department of Defense or any agency thereof, on certification by the President of the United States that an emergency defense need for such power exists. Nothing in this Act shall affect the present rights of the parties in any existing lawsuits involving efforts of towns in the same general area where TVA power is supplied to obtain TVA power.
          The principal of and interest on said bonds shall be payable solely from the Corporation’s net power proceeds as hereinafter defined. Net power proceeds are defined for purposes of this section as the remainder of the Corporation’s gross power revenues after deducting the costs of operating, maintaining, and administering its power properties (including costs applicable to that portion of its multiple-purpose properties allocated to power) and payments to States and counties in lieu of taxes but before deducting depreciation accruals or other charges representing the amortization of capital expenditures, plus the net proceeds of the sale or other disposition of any power facility or interest therein, and shall include reserve or other funds created from such sources. Notwithstanding the provisions of section 26 of this Act or any other provision of law, the Corporation may pledge and use its net power proceeds for payment of the principal of and interest on said bonds, for purchase or redemption thereof, and for other purposes incidental thereto, including creation of reserve funds and other funds which may be similarly pledged and used, to such extent and in such manner as it may deem necessary or desirable. The Corporation is authorized to enter into binding covenants with the holders of said bonds—and with the trustee, if any—under any indenture, resolution, or other agreement entered into in connection with the issuance thereof (any such agreement being hereinafter referred to as a “bond contract”) with respect to the establishment of reserve funds and other funds, adequacy of charges for supply of power, application and use of net power proceeds, stipulations concerning the subsequent issuance of bonds or the execution of leases or lease-purchase agreements relating to power properties, and such other matters, not inconsistent with this Act, as the Corporation may deem necessary or desirable to enhance the marketability of said bonds. The issuance and sale of bonds by the Corporation and the expenditure of bond proceeds for the purposes specified herein, including the addition of generating units to existing power-producing projects and the construction of additional power-producing projects, shall not be subject to the requirements or limitations of any other law.
          (b) Bonds issued by the Corporation hereunder shall not be obligations of, nor shall payment of the principal thereof or interest thereon be guaranteed by, the United States. Proceeds realized by the Corporation from issuance of such bonds and from power operations and the expenditure of such proceeds shall not be subject to apportionment under the provisions of Revised Statutes 3679, as amended (31 U.S.C. 665).

          (c) Bonds issued by the Corporation under this section shall be negotiable instruments unless otherwise specified therein, shall be in such forms and denominations, shall be sold at such times and in such amounts, shall mature at such time or times not more than fifty years from their respective dates, shall be sold at such prices, shall bear such rates of interest, may be redeemable before maturity at the option of the Corporation in such manner and at such times and redemption premiums, may be entitled to such relative priorities of claim on the Corporation’s net power proceeds with respect to principal and interest payments, and shall be subject to such other terms and conditions, as the Corporation may determine: Provided, That at least fifteen days before selling each issue of bonds hereunder (exclusive of any commitment shorter than one year) the Corporation shall advise the Secretary of the Treasury as to the amount, proposed date of sale, maturities, terms and conditions and expected rates of interest of the proposed issue in the fullest detail possible and, if the Secretary shall so request, shall consult with him or his designee thereon, but the sale and issuance of bonds shall not be subject to approval by the Secretary of the Treasury except as to the time of issuance, and the maximum rates of interest to be borne by the bonds: Provided further, That if the Secretary of the Treasury does not approve a proposed issue of bonds hereunder within seven working days following the date on which he is advised of the proposed sale, the Corporation may issue to the Secretary interim obligations in the amount of the proposed issue, which the Secretary is directed to purchase. In case the Corporation determines that a proposed issue of bonds hereunder cannot be sold on reasonable terms, it may issue to the Secretary interim obligations which the Secretary is authorized to purchase. Notwithstanding the foregoing provisions of this subsection, obligations issued by the Corporation to the Secretary shall not exceed $150,000,000 outstanding at any one time, shall mature on or before one year from date of issue, and shall bear interest equal to the average rate (rounded to the nearest one-eighth of a percent) on outstanding marketable obligations of the United States with maturities from dates of issue of one year or less as of the close of the month preceding the issuance of the obligations of the Corporation. If agreement is not reached within eight months concerning the issuance of any bonds which the Secretary has failed to approve, the Corporation may nevertheless proceed to sell such bonds on any date thereafter without approval by the Secretary in amount sufficient to retire the interim obligations issued to the Treasury and such interim obligations shall be retired from the proceeds of such bonds. For the purpose of any purchase of the Corporation’s obligations the Secretary of the Treasury is authorized to use as a public debt transaction the proceeds from the sale of any securities issued under the Second Liberty Bond Act, as amended, and the purposes for which securities may be issued under the Second Liberty Bond Act, as amended, are extended to include any purchases of the Corporation’s obligations hereunder. The Corporation may sell its bonds by negotiation or on the basis of competitive bids, subject to the right, if reserved, to reject all bids; may designate trustees, registrars, and paying agents in connection with said bonds and the issuance thereof; may arrange for audits of its accounts and for reports concerning its financial condition and operations by certified public accounting firms (which audits and reports shall be in addition to those required by sections 105 and 106 of the Act of December 6, 1945 (59 Stat. 599; 31 U.S.C. 850-851), may, subject to any covenants contained in any bond contract, invest the proceeds of any bonds and other funds under its control which derive from or pertain to its power program in any securities approved for investment of national bank funds and deposit said proceeds and other funds, subject to withdrawal by check or otherwise, in any Federal Reserve Bank or bank having membership in the Federal Reserve System; and may perform such other acts not prohibited by law as it deems necessary or desirable to accomplish the purposes of this section. Bonds issued by the Corporation hereunder shall contain a recital that they are issued pursuant to this section, and such recital shall be conclusive evidence of the regularity of the issuance and sale of such bonds and of their validity. The annual report of the Board filed pursuant to section 9 of this Act shall contain a detailed statement of the operation of the provisions of this section during the year.
          (d) Bonds issued by the Corporation hereunder shall be lawful investments and may be accepted as security for all fiduciary, trust, and public funds, the investment or deposit of which shall be under the authority or control of any officer or agency of the United States. The Secretary of the Treasury or any other officer or agency having authority over or control of any such fiduciary, trust, or public funds, may at any time sell any of the bonds of the Corporation acquired by them under this section. Bonds issued by the Corporation hereunder shall be exempt both as to principal and interest from all taxation now or hereafter imposed by any State or local taxing authority except estate, inheritance, and gift taxes.
          (e) From net power proceeds in excess of those required to meet the Corporation’s obligations under the provisions of any bond or bond contract, the Corporation shall, beginning with fiscal year 1961, make payments into the Treasury as miscellaneous receipts on or before September 30, of each fiscal year as a return on the appropriation investment in the Corporation’s power facilities, plus a repayment sum of not less than $10,000,000 for each of the first five fiscal years, $15,000,000 for each of the next five fiscal years, and $20,000,000 for each fiscal year thereafter, which repayment sum shall be applied to reduction of said appropriation investment until a total of $1,000,000,000 of said appropriation investment shall have been repaid. The said appropriation investment shall consist, in any fiscal year, of that part of the Corporation’s total investment assigned to power as of the beginning of the fiscal year (including both completed plant and construction in progress) which has been provided from appropriations or by transfers of property from other Government agencies without reimbursement by the Corporation, less repayments of such appropriation investment made under title II of the Government Corporations Appropriation Act, 1948, this Act, or other applicable legislation. The payment as a return on the appropriation investment in each fiscal year shall be equal to the computed average interest rate payable by the Treasury upon its total marketable public obligations as of the beginning of said fiscal year applied to said appropriation investment. Payments due hereunder may be deferred for not more than two years when, in the judgment of the Board of Directors of the Corporation, such payments cannot feasibly be made because of inadequacy of funds occasioned by drought, poor business conditions, emergency replacements, or other factors beyond the control of the Corporation.
          (f) The Corporation shall charge rates for power which will produce gross revenues sufficient to provide funds for operation, maintenance, and administration of its power system; payments to States and counties in lieu of taxes; debt service on outstanding bonds, including provision and maintenance of reserve funds and other funds established in connection therewith; payments to the Treasury as a return on the appropriation investment pursuant to subsection (e) hereof; payment to the Treasury of the repayment sums specified in subsection (e) hereof; and such additional margin as the Board may consider desirable for investment in power system assets, retirement of outstanding bonds in advance of maturity, additional reduction of appropriation investment, and other purposes connected with the Corporation’s power business having due regard for the primary objectives of the Act, including the objective that power shall be sold at rates as low as are feasible. In order to protect the investment of holders of the Corporation’s securities and the appropriation investment as defined in subsection (e) hereof, the Corporation, during each successive five-year period beginning with the five-year period which commences on July 1 of the first full fiscal year after the effective date of this section, shall apply net power proceeds either in reduction (directly or through payments into reserve or sinking funds) of its capital obligations, including bonds and the appropriation investment, or to reinvestment in power assets, at least to the extent of the combined amount of the aggregate of the depreciation accruals and other charges representing the amortization of capital expenditures applicable to its power properties plus the net proceeds realized from any disposition of power facilities in said period. As of October 1, 1975, the five-year periods described herein shall be computed as beginning on October 1 of that year and of each fifth year thereafter.
          (g) Power generating and related facilities operated by the Corporation under lease and lease-purchase agreements shall constitute power property held by the Corporation within the meaning of section 13 of this Act, but that portion of the payment due for any fiscal year under said section 13 to a State where such facilities are located which is determined or estimated by the Board to result from holding such facilities or selling electric energy generated thereby shall be reduced by the amount of any taxes or tax equivalents applicable to such fiscal year paid by the owners or others on account of said facilities to said State and to local taxing jurisdictions therein. In connection with the construction of a generating plant or other facilities under an agreement providing for lease or purchase of said facilities or any interest therein by or on behalf of the Corporation, or for the purchase of the output thereof, the Corporation may convey, in the name of the United States by deed, lease, or otherwise, any real property in its possession or control, may perform necessary engineering and construction work and other services, and may enter into any necessary contractual arrangements.
          (h) It is hereby declared to be the intent of this section to aid the Corporation in discharging its responsibility for the advancement of the national defense and the physical, social and economic development of the area in which it conducts its operations by providing it with adequate authority and administrative flexibility to obtain the necessary funds with which to assure an ample supply of electric power for such purposes by issuance of bonds and as otherwise provided herein, and this section shall be construed to effectuate such intent. [73 Stat. 280 as amended by 73 Stat. 338, 80 Stat. 346, 84 Stat. 915, 89 Stat. 750, and 90 Stat. 376, and P.L. No. 96-97 (Oct. 31, 1979), 16 U.S.C. sec. 831n-4]
          Sec. 16. The Board, whenever the President deems it advisable, is hereby empowered and directed to complete Dam Numbered 2 at Muscle Shoals, Alabama, and the steam plant at nitrate plant numbered 2, in the vicinity of Muscle Shoals, by installing in Dam Numbered 2 the additional power units according to the plans and specifications of said dam, and the additional power unit in the steam plant at nitrate plant numbered 2. [48 Stat. 67, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831o]
          Sec. 17. The Secretary of War, or the Secretary of the Interior, is hereby authorized to construct, either directly or by contract to the lowest responsible bidder, after due advertisement, a dam in and across Clinch River in the State of Tennessee, which has by long custom become known and designated as the Cove Creek Dam, together with a transmission line from Muscle Shoals, according to the latest and most approved designs, including power house and hydroelectric installations and equipment for the generation of power, in order that the waters of the said Clinch River may be impounded and stored above said dam for the purpose of increasing and regulating the flow of the Clinch River and the Tennessee River below, so that the maximum amount of primary power may be developed at Dam Numbered 2 and at any and all other dams below the said Cove Creek Dam: Provided, however, That the President is hereby authorized by appropriate order to direct the employment by the Secretary of War, or by the Secretary of the Interior, of such engineer or engineers as he may designate, to perform such duties and obligations as he may deem proper, either in the drawing of plans and specifications for said dam, or to perform any other work in the building or construction of the same. The President may, by such order, place the control of the construction of said dam in the hands of such engineer or engineers taken from private life as he may desire: And provided further, That the President is hereby expressly authorized, without regard to the restriction or limitation of any other statute, to select attorneys and assistants for the purpose of making any investigation he may deem proper to ascertain whether, in the control and management of Dam Numbered 2, or any other dam or property owned by the Government in the Tennessee River Basin, or in the authorization of any improvement therein, there has been any undue or unfair advantage given to private persons, partnerships, or corporations, by any officials or employees of the Government, or whether in any such matters the Government has been injured or unjustly deprived of any of its rights. [48 Stat. 67, 16 U.S.C. sec. 831p]
          Sec. 18. In order to enable and empower the Secretary of War, the Secretary of the Interior, or the Board to carry out the authority hereby conferred, in the most economical and efficient manner, he or it is hereby authorized and empowered in the exercise of the powers of national defense in aid of navigation, and in the control of the flood waters of the Tennessee and Mississippi Rivers, constituting channels of interstate commerce, to exercise the right of eminent domain for all purposes of this Act, and to condemn all lands, easements, rights of way, and other area necessary in order to obtain a site for said Cove Creek Dam, and the flowage rights for the reservoir of water above said dam, and to negotiate and conclude contracts with States, counties, municipalities, and all State agencies and with railroads, railroad corporations, common carriers, and all public utility commissions and any other person, firm, or corporation, for the relocation of railroad tracks, highways, highway bridges, mills, ferries, electric-light plants, and any and all other properties, enterprises, and projects whose removal may be necessary in order to carry out the provisions of this Act. When said Cove Creek Dam, transmission line, and power house shall have been completed, the possession, use, and control thereof shall be entrusted to the Corporation for use and operation in connection with the general Tennessee Valley project, and to promote flood control and navigation in the Tennessee River. [48 Stat. 67-68, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831q]

          Sec. 19. The Corporation, as an instrumentality and agency of the Government of the United States for the purpose of executing its constitutional powers, shall have access to the United States Patent and Trademark Office for the purpose of studying, ascertaining, and copying all methods, formula, and scientific information (not including access to pending applications for patents) necessary to enable the Corporation to use and employ the most efficacious and economical process for the production of fixed nitrogen, or any essential ingredient of fertilizer, or any method of improving and cheapening the production of hydroelectric power, and any owner of a patent whose patent rights may have been thus in any way copied, used, infringed, or employed by the exercise of this authority by the Corporation shall have as the exclusive remedy a cause of action against the Corporation to be instituted and prosecuted on the equity side of the appropriate district court of the United States, for the recovery of reasonable compensation for such infringement. The Under Secretary of Commerce for Intellectual Property and Director of the United States Patent and Trademark Office shall furnish to the Corporation, at its request and without payment of fees, copies of documents on file in his office: Provided, That the benefits of this section shall not apply to any art, machine, method of manufacture, or composition of matter, discovered or invented by such employee during the time of his employment or service with the Corporation or with the Government of the United States. [48 Stat. 68, as amended by 113 Stat. 1536, 1501A-583, 16 U.S.C. sec. 831r]
          Sec. 20. The Government of the United States hereby reserves the right, in case of war or national emergency declared by Congress, to take possession of all or any part of the property described or referred to in this Act for the purpose of manufacturing explosives or for other war purposes; but, if this right is exercised by the Government, it shall pay the reasonable and fair damages that may be suffered by any party whose contract for the purchase of electric power or fixed nitrogen or fertilizer ingredients is hereby violated, after the amount of the damages has been fixed by the United States Claims Court in proceedings instituted and conducted for that purpose under rules prescribed by the court. [48 Stat. 68, as amended by 96 Stat. 49, 16 U.S.C. sec. 831s]
          Sec. 21. (a) All general penal statutes relating to the larceny, embezzlement, conversion, or to the improper handling, retention, use, or disposal of public moneys or property of the United States, shall apply to the moneys and property of the Corporation and to moneys and properties of the United States entrusted to the Corporation.
          (b) Any person who, with intent to defraud the Corporation, or to deceive any director, officer, or employee of the Corporation or any officer or employee of the United States (1) makes any false entry in any book of the Corporation, or (2) makes any false report or statement for the Corporation, shall, upon conviction thereof, be fined not more than $10,000 or imprisoned not more than five years, or both.
          (c) Any person who shall receive any compensation, rebate, or reward, or shall enter into any conspiracy, collusion, or agreement, express or implied, with intent to defraud the Corporation or wrongfully and unlawfully to defeat its purposes, shall, on conviction thereof, be fined not more than $5,000 or imprisoned not more than five years, or both. [48 Stat. 68-69, 16 U.S.C. sec. 831t]
          Sec. 22. To aid further the proper use, conservation, and development of the natural resources of the Tennessee River drainage basin and of such adjoining territory as may be related to or materially affected by the development consequent to this Act, and to provide for the general welfare of the citizens of said areas, the President is hereby authorized, by such means or methods as he may deem proper within the limits of appropriations made therefor by Congress, to make such surveys of and general plans for said Tennessee basin and adjoining territory as may be useful to the Congress and to the several States in guiding and controlling the extent, sequence, and nature of development that may be equitably and economically advanced through the expenditure of public funds, or through the guidance or control of public authority, all for the general purpose of fostering an orderly and proper physical, economic, and social development of said areas; and the President is further authorized in making said surveys and plans to cooperate with the States affected thereby, or subdivisions or agencies of such States, or with cooperative or other organizations, and to make such studies, experiments, or demonstrations as may be necessary and suitable to that end. [48 Stat. 69, 16 U.S.C. sec. 831u]
          Sec. 23. The President shall, from time to time, as the work provided for in the preceding section progresses, recommend to Congress such legislation as he deems proper to carry out the general purposes stated in said section, and for the especial purpose of bringing about in said Tennessee drainage basin and adjoining territory in conformity with said general purposes (1) the maximum amount of flood control; (2) the maximum development of said Tennessee River for navigation purposes; (3) the maximum generation of electric power consistent with flood control and navigation; (4) the proper use of marginal lands; (5) the proper method of reforestation of all lands in said drainage basin suitable for reforestation; and (6) the economic and social well-being of the people living in said river basin. [48 Stat. 69, 16 U.S.C. sec. 831v]
          Sec. 24. For the purpose of securing any rights of flowage, or obtaining title to or possession of any property, real or personal, that may be necessary or may become necessary, in the carrying out of any of the provisions of this Act, the President of the United States for a period of three years from the date of the enactment of this Act, is hereby authorized to acquire title in the name of the United States to such rights or such property, and to provide for the payment for same by directing the Board to contract to deliver power generated at any of the plants now owned or hereafter owned or constructed by the Government or by said Corporation, such future delivery of power to continue for a period not exceeding thirty years. Likewise, for one year after the enactment of this Act, the President is further authorized to sell or lease any parcel or part of any vacant real estate now owned by the Government in said Tennessee River Basin, to persons, firms, or corporations who shall contract to erect thereon factories or manufacturing establishments, and who shall contract to purchase of said Corporation electric power for the operation of any such factory or manufacturing establishment. No contract shall be made by the President for the sale of any of such real estate as may be necessary for present or future use on the part of the Government for any of the purposes of this Act. Any such contract made by the President of the United States shall be carried out by the Board: Provided, That no such contract shall be made that will in any way abridge or take away the preference right to purchase power given in this Act to States, counties, municipalities, or farm organizations: Provided further, That no lease shall be for a term to exceed fifty years: Provided further, That any sale shall be on condition that said land shall be used for industrial purposes only. [48 Stat. 69-70, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831w]
          Sec. 25. The Corporation may cause proceedings to be instituted for the acquisition by condemnation of any lands, easements, or rights of way, which, in the opinion of the

Corporation, are necessary to carry out the provisions of this Act. The proceedings shall be instituted in the United States district court for the district in which the land, easement, right of way, or other interest, or any part thereof, is located, and such court shall have full jurisdiction to divest the complete title to the property sought to be acquired out of all persons or claimants and vest the same in the United States in fee simple, and to enter a decree quieting the title hereto in the United States of America. [48 Stat. 70, as amended by 62 Stat. 991, 63 Stat. 107, 66 Stat. 591, and 82 Stat. 885, 16 U.S.C. sec. 831x]
          Sec. 26. Commencing July 1, 1936, the proceeds for each fiscal year derived by the Board from the sale of power or any other products manufactured by the Corporation, and from any other activities of the Corporation including the disposition of any real or personal property, shall be paid into the Treasury of the United States on March 31 of each year, save and except such part of such proceeds as in the opinion of the Board shall be necessary for the Corporation in the operation of dams and reservoirs, in conducting its business in generating, transmitting, and distributing electric energy and in manufacturing, selling, and distributing fertilizer and fertilizer ingredients. A continuing fund of $1,000,000 is also excepted from the requirements of this section and may be withheld by the Board to defray emergency expenses and to insure continuous operation: Provided, That nothing in this section shall be construed to prevent the use by the Board, after June 30, 1936, of proceeds accruing prior to July 1, 1936, for the payment of obligations lawfully incurred prior to such latter date. [48 Stat. 71, as amended by 49 Stat. 1079, 90 Stat. 380, and 118 Stat. 2966, 16 U.S.C. sec. 831y]
          Sec. 26a. The unified development and regulation of the Tennessee River system requires that no dam, appurtenant works, or other obstruction, affecting navigation, flood control, or public lands or reservations shall be constructed, and thereafter operated or maintained across, along, or in the said river or any of its tributaries until plans for such construction, operation, and maintenance shall have been submitted to and approved by the Board; and the construction, commencement of construction, operation, or maintenance of such structures without such approval is hereby prohibited. When such plans shall have been approved, deviation therefrom either before or after completion of such structures is prohibited unless the modification of such plans has previously been submitted to and approved by the Board.
          In the event the Board shall, within sixty days after their formal submission to the Board, fail to approve any plans or modifications, as the case may be, for construction, operation, or maintenance of any such structures on the Little Tennessee River, the above requirements shall be deemed satisfied, if upon application to the Secretary of War, with due notice to the Corporation, and hearing thereon, such plans or modifications are approved by the said Secretary of War as reasonably adequate and effective for the unified development and regulation of the Tennessee River system.
          Such construction, commencement of construction, operation, or maintenance of any structure or parts thereof in violation of the provisions of this section may be prevented, and the removal or discontinuation thereof required by the injunction or order of any district court exercising jurisdiction in any district in which such structures or parts thereof may be situated, and the Corporation is hereby authorized to bring appropriate proceedings to this end.
          The requirements of this section shall not be construed to be a substitute for the requirements of any other law of the United States or of any State, now in effect or hereafter enacted, but shall be in addition thereto, so that any approval, license, permit or other sanction now or hereafter required by the provisions of any such law for the construction, operation, or maintenance of any structures whatever, except such as may be constructed, operated or maintained by the Corporation shall be required, notwithstanding the provisions of this section. [49 Stat. 1079, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831y-1]
          Sec. 27. All appropriations necessary to carry out the provisions of this Act are hereby authorized. [48 Stat. 71, 16 U.S.C. sec. 831z]
          Sec. 28. That all Acts or parts of Acts in conflict herewith are hereby repealed, so far as they affect the operations contemplated by this Act. [48 Stat. 71, 16 U.S.C. sec. 831aa]
          Sec. 29. The right to alter, amend, or repeal this Act is hereby expressly declared and reserved, but no such amendment or repeal shall operate to impair the obligation of any contract made by said Corporation under any power conferred by this Act. [48 Stat. 72, 16 U.S.C. sec. 831bb]
          Sec. 30. The sections of this Act are hereby declared to be separable, and in the event any one or more sections of this Act be held to be unconstitutional, the same shall not affect the validity of other sections of this Act. [48 Stat. 72, 16 U.S.C. sec. 831cc]
          Sec. 31. This Act shall be liberally construed to carry out the purposes of Congress to provide for the disposition of and make needful rules and regulations respecting Government properties entrusted to the Authority, provide for the national defense, improve navigation, control destructive floods, and promote interstate commerce and the general welfare, but no real estate shall be held except what is necessary in the opinion of the Board to carry out plans and projects actually decided upon requiring the use of such land: Provided, That any land purchased by the Authority and not necessary to carry out plans and projects actually decided upon shall be sold by the Authority as agent of the United States, after due advertisement, at public auction to the highest bidder, or at private sale as provided in section 4(k) of this Act. [49 Stat. 1080, as amended by 118 Stat. 2966, 16 U.S.C. sec. 831dd]
[48 Stat. 58 (May 18, 1933), as amended by 49 Stat. 1075 (Aug. 31, 1935), 53 Stat. 1083 (July 26, 1939), 54 Stat. 611 (June 26, 1940), 55 Stat. 599 (July 18, 1941), 55 Stat. 775 (Nov. 21, 1941), 63 Stat. 107 (May 24, 1949), 66 Stat. 330 (July 3, 1952), 66 Stat. 591 (July 12, 1952), 68 Stat. 968 (Aug. 30, 1954), 73 Stat. 280, 285 (Aug. 6, 1959), 73 Stat. 338 (Aug. 14, 1959), 80 Stat. 346 (Aug. 12, 1966), 82 Stat. 885 (Sept. 28, 1968), 84 Stat. 915 (Oct. 14, 1970), 86 Stat. 206 (June 6, 1972), 88 Stat. 390 (July 25, 1974), 89 Stat. 750 (Nov. 28, 1975), 90 Stat. 376, 377, 380 (Apr. 21, 1976), 90 Stat. 1258 (Sept. 14, 1976), 93 Stat. 730 (Oct. 31, 1979), 96 Stat. 49 (Apr. 2, 1982), 97 Stat. 1332 (Dec. 1, 1983), 108 Stat. 2133 (Sept. 13, 1994); 118 Stat. 2963: 16 U.S.C. secs. 831-831dd]

THE FOLLOWING PROVISIONS OF LAW, ENACTED AS SECTION 604 OF THE ENERGY AND WATER DEVELOPMENT APPROPRIATIONS ACT, 2005 (DIVISION C OF PUBLIC LAW 108-447), WERE NOT AMENDMENTS TO THE TVA ACT AND ARE ONLY “TRANSITIONAL” PROVISIONS OF LAW WHICH HAVE BEEN CODIFIED AS A NOTE UNDER 16 USC 831a.
SEC. 604. APPOINTMENTS; EFFECTIVE DATE; TRANSITION.
     (a) APPOINTMENTS.—
          (1) IN GENERAL.—As soon as practicable after the date of enactment of this Act, the President shall submit to the Senate nominations of six persons to serve as members of the Board of Directors of the Tennessee Valley Authority in addition to the members serving on the date of enactment of this Act.
          (2) INITIAL TERMS.—Notwithstanding section 2(d) of the Tennessee Valley Authority Act of 1933 (as amended by this title), in making the appointments under paragraph (1), the President shall appoint—
               (A) two members for a term to expire on May 18, 2007;
               (B) two members for a term to expire on May 18, 2009; and
               (C) two members for a term to expire on May 18, 2011.
     (b) EFFECTIVE DATE.—The amendments made by this title take effect on the later of—
          (1) the date on which at least three persons nominated under subsection (a) take office; or
          (2) May 18, 2005.
     (c) SELECTION OF CHAIRMAN.—The Board of Directors of the Tennessee Valley Authority shall select one of the members to act as chairman of the Board not later than 30 days after the effective date specified in subsection (b).
     (d) CONFLICT-OF-INTEREST POLICY.—The Board of Directors of the Tennessee Valley Authority shall adopt and submit to Congress a conflict-of-interest policy, as required by section 2(g)(1)(E) of the Tennessee Valley Authority Act of 1933 (as amended by this title), as soon as practicable after the effective date specified in subsection (b).
     (e) TRANSITION.—A person who is serving as a member of the board of directors of the Tennessee Valley Authority on the date of enactment of this Act—
          (1) shall continue to serve until the end of the current term of the member; but
          (2) after the effective date specified in subsection (b), shall serve under the terms of the Tennessee Valley Authority Act of 1933 (as amended by this title).
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